Exhibit 10.25

Payments to Directors

Non-employee directors of the Company are currently compensated on the following basis:

(1) Cash Compensation—(a) Directors will be paid $90,000 of their all-in annual retainer in cash in quarterly installments unless a timely election is made under the non-employee director sub-plan of the 2011 Plan to receive an equivalent amount of market value stock options, restricted stock or RSUs or to defer the cash to an interest-bearing account under the terms of that sub-plan of the 2011 Plan; (b) The Lead Director receives an additional $30,000 annual retainer in cash, payable in quarterly installments; (c) Annual Board committee chair retainers, payable in quarterly installments in cash, are $22,500 for the Audit Committee Chair and $10,000 for each of the Chairs of the Compensation Committee and the Governance and Nominating Committee; and (d) All members of the Audit Committee (including the Chair) receive an additional annual Audit Committee Member Retainer of $10,000, payable quarterly; and

(2) Equity Compensation—Directors are paid $100,000 of their all-in annual retainer in equity, either in the form of market value stock options, restricted stock or RSUs, based on the director’s timely election, with the equity issued on the first NYSE trading day of January of each calendar year valued at the NYSE market closing price of Company common stock on that date. If no timely election is made, the non-employee director receives his or her annual equity compensation in the form of $100,000 of market value stock options awarded on the first NYSE trading day of each year.

Non-employee directors do not receive meeting fees or fees for the execution of written consents in lieu of Board meetings or in lieu of Board committee meetings. They receive reimbursement for their travel and lodging expenses if they do not live in the area where a meeting is held.

Pursuant to the non-employee director sub-plan of the 2011 plan, newly elected non-employee directors will receive upon the date of their initial election to the Board $100,000 of restricted stock, valued at the market closing price of Company common stock on that date.

Non-employee directors receive very limited perquisites and other personal benefits, which may include holiday gifts, personal use of Company airplanes and costs associated with spouses’ travel to Board meetings.

Non-employee directors may currently elect to defer all or a designated portion of their cash-based annual director compensation into an interest-bearing account pursuant to a timely election made under the non-employee director sub-plan of the 2011 Plan. These accounts bear interest at non-preferential rates set from time to time by the Compensation Committee. The amounts in such accounts are paid to the director in a lump sum or equal monthly installments for up to 120 months as elected by the director with payments commencing on the earliest of (a) December 31 of the fifth year after the year for which the deferral was made, (b) the first business day of the fourth month after the director’s death or (c) the director’s termination as a non-employee director of the Company or any of its subsidiaries for a reason other than death.

Directors who are employees of the Company or its subsidiaries receive no compensation for Board service.